As filed with the Securities and Exchange Commission on November 2, 2020.

Registration Nos. 333-21161

333-103152

333-178354

333-210030

333-230233

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-21161

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-103152

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-178354

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-210030

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-230233

UNDER

THE SECURITIES ACT OF 1933

Shiloh Industries, Inc.

(Exact Name of Registrant as specified in its charter)

Delaware	51-0347683
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

880 Steel Drive, Valley City, OH 44280

(Address of Principal Executive Offices) (Zip Code)

1993 Key Employee Stock Incentive Plan

Shiloh Industries, Inc. Amended and Restated 1993 Key Employee Stock Incentive Plan

Shiloh Industries, Inc. Amended and Restated 1993 Key Employee Stock Incentive Plan, As Amended

Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan

Shiloh Industries, Inc. 2019 Equity and Incentive Compensation Plan

(Full Title of the Plan)

Amy Floraday

Vice President, Legal and Corporate Secretary

47632 Halyard Drive

Plymouth, Michigan 48170

(Name and address of agent for service)

(734) 738-1311

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Shiloh Industries, Inc. (the “Registrant”), which have been previously filed with the Securities and Exchange Commission (the “Commission”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, that may have been taken in the interim):

•

File No. 333-21161, as filed with the Commission on February 5, 1997, pertaining to the registration of an aggregate of 450,000 shares of Common Stock issuable under the 1993 Key Employee Stock Incentive Plan.

•

File No. 333-103152, as filed with the Commission on February 12, 2003, pertaining to the registration of an aggregate of 1,250,000 shares of Common Stock issuable under the Shiloh Industries, Inc. Amended and Restated 1993 Key Employee Stock Incentive Plan.

•

File No. 333-178354, as filed with the Commission on December 7, 2011, pertaining to the registration of 1,000,000 shares of Common Stock issuable under the Shiloh Industries, Inc. Amended and Restated 1993 Key Employee Stock Incentive Plan, As Amended.

•

File No. 333-210030 as filed with the Commission on March 9, 2016, pertaining to the registration of an aggregate of 1,500,000 shares of Common Stock issuable under the Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan.

•

File No. 333-230233 as filed with the Commission on March 13, 2019, pertaining to the registration of 1,500,000 shares of Common Stock issuable under the Shiloh Industries, Inc. 2019 Equity and Incentive Compensation Plan.

On August 30, 2020, the Registrant and each of its domestic subsidiaries filed voluntary petitions for relief (the “Chapter 11 Petitions”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. As a result of the Chapter 11 Petitions, the Registrant has terminated offers of shares of common stock pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of Common Stock registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Plymouth, State of Michigan, on November 2, 2020.

SHILOH INDUSTRIES, INC.

By:	/s/ Amy Floraday
Name:	Amy Floraday
Title:	Vice President, Legal and Corporate Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.